PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED MARCH 27, 1998

                        DIAMOND CABLE COMMUNICATIONS PLC
              13 1/4% SENIOR DISCOUNT NOTES DUE SEPTEMBER 30, 2004
               11 3/4% SENIOR DISCOUNT NOTES DUE DECEMBER 15, 2005
               10 3/4% SENIOR DISCOUNT NOTES DUE FEBRUARY 15, 2007
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         Interest  will not  accrue  on the 13 1/4%  Senior  Discount  Notes due
September 30, 2004 (the "1994 Notes") prior to September 30, 1999. Interest on the 1994 Notes will be payable on March 31 and September 30 of each year, commencing March 31, 2000, at a rate of 13 1/4% per annum. See "Description of 1994 Notes". The 1994 Notes are redeemable, in whole or in part, at the option of the Company at any time on or after September 30, 1999, at the redemption prices set forth herein plus accrued interest to the date of redemption. The 1994 Notes are also redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount plus accrued interest to the date of redemption (or, prior to September 30, 1999, at 100% of Accreted Value) in the event of certain tax law changes requiring the payment of additional amounts as described herein. The Company is required to offer to repurchase all outstanding 1994 Notes at 101% of principal amount plus accrued interest to the date of repurchase (or, prior to September 30, 1999, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1994 Notes at 100% of the principal amount plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase). See "Description of the 1994 Notes -- Redemption". There can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase the 1994 Notes under such circumstances.

         Interest will not accrue on the 11 3/4% Senior Discount Notes due December 15, 2005 (the "1995 Notes") prior to December 15, 2000. Interest on the 1995 Notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001 at a rate of 11 3/4% per annum. See "Description of the 1995 Notes". The 1995 Notes are redeemable, in whole or in part, at the option of the Company at any time on or after December 15, 2000, at the redemption prices set forth herein plus accrued interest to the date of redemption. The 1995 Notes are also redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount plus accrued interest to the date of redemption (or, prior to December 15, 2000, at 100% of Accreted Value) in the event of certain tax law changes requiring the payment of additional amounts as described herein. Upon the occurrence of a Change of Control the Company is required to offer to repurchase all outstanding 1995 Notes at 101% of principal amount plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1995 Notes at 100% of the principal amount plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase). See "Description of the 1995 Notes -- Redemption". There can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase the 1995 Notes under such circumstances.

         Interest will not accrue on the 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes", and together with the 1994 Notes and the 1995 Notes, the "Discount Notes") prior to February 15, 2002. Interest on the 1997 Notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002 at a rate of 10 3/4% per annum. See "Description of the 1997 Notes". The 1997 Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after February 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. The 1997 Notes will also be redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount at maturity (or, prior to February 15, 2002 at 100% of Accreted Value) plus accrued and unpaid interest, if any, to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts as described herein. See "Description of the 1997 Notes -- Redemption". Upon the occurrence of a Change of Control, the Company is required to offer to repurchase all outstanding 1997 Notes at 101% of principal amount at maturity (or, prior to February 15, 2002, at 101% of Accreted Value on the date of repurchase), plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the 1997 Notes--Certain Comments--Change of Control". There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1997 Notes under such circumstances.

         The Discount Notes constitute unsecured senior indebtedness of the Company. At June 30, 1998, the Company had approximately(pound)758 million of indebtedness outstanding, including approximately (pound)146 million, (pound)240 million and (pound)172 million in accreted value of 1994 Notes, the 1995 Notes and the 1997 Notes, respectively. On February 6, 1998, a wholly-owned subsidiary of the Company, Diamond Holdings plc, issued (pound)135,000,000 in principal amount of its 10% Senior Notes due February 1, 2008 and $110,000,000 in principal amount of its 9 1/8% Senior Notes due February 1, 2008 (the "1998 Notes") each unconditionally guaranteed as to principal, interest and any other amounts due by the Company. The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the Discount Notes. The Company is a holding company which conducts substantially all of its business through subsidiaries, all of which are wholly-owned. The Discount Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1998 Notes effectively rank senior to the Discount Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings plc, to the Company only through payment of dividends, if any, or payment of principal of and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes. The Guarantee by the Company in respect of payments in respect of the Discount Notes (the "Guarantee") will rank pari passu with the Company's unsecured obligations, including its obligations under the Discount Notes.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

         This Prospectus Supplement, together with the Prospectus dated March 27, 1998 and Prospectus Supplement No. 1 thereto dated May 18, 1998, is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Discount Notes related to market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such transactions. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution" in the Prospectus.

                              GOLDMAN, SACHS & CO.

                            ------------------------

           The date of this Prospectus Supplement is August 14, 1998.

                                     GENERAL

         This Prospectus Supplement should be read in conjunction with the Prospectus dated March 27, 1998 and Prospectus Supplement No.1 thereto dated May 14, 1998 (together, the "Prospectus"). The Prospectus has been used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the Senior Notes. This Prospectus Supplement, together with the Prospectus, is to be used by Goldman, Sachs & Co. in connection with such transactions and unsolicited purchases and sales.

         Capitalized terms used in this Prospectus Supplement and not otherwise defined have the same meanings as in the Prospectus.


                               RECENT DEVELOPMENTS

         Operating Results. Attached hereto is the Company's Quarterly Report on Form 10-Q filed on August 14, 1998, which includes, among other things, the Company's unaudited interim financial statements as of, and for the three and six month periods ended June 30, 1998, and Management's Discussion and Analysis of Financial Condition and Results of Operations for the three and six month periods ended June 30, 1998.





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